Exhibit 7(h)

PHILIP A. NORCROSS

October 25, 2022

Board of Directors of Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Lisa Jacobs, Secretary of Republic First Bancorp, Inc.

Via FedEx and email to ljacobs@myrepublicbank.com

Re:	Republic First Bancorp, Inc. — Demand for Shareholder List and Other

Materials

Dear Ms. Jacobs:

Philip A. Norcross (the “Requesting Shareholder”) submits this letter in his capacity as the beneficial owner of 5,174,662 shares of common stock, par value $0.01 per share, of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), including 4,724,662 shares beneficially owned by the Avery Conner Capital Trust, of which the Requesting Shareholder, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida serve as trustees, and 450,000 shares beneficially owned by the Requesting Shareholder in his individual capacity. Attached as Exhibit A is documentary evidence of the Requesting Shareholder’s beneficial and record ownership of 5,174,662 shares of Company common stock as of October 25, 2022, and such documentary evidence is a true and correct copy of what it purports to be. The Requesting Shareholder continues to own the shares reflected on Exhibit A.

As you are aware, on March 4, 2022, four of the current members of the Republic First Board of Directors (the “Board”) issued a press release (the “March 4 Press Release”) claiming that the other members of the Republic First board at the time (hereinafter referred to as the “Former Directors”) were attempting to take actions that would be harmful to the Company and destroy shareholder value, including: “Extension of a contract to have a company owned by [the lead Former Director’s] wife . . . handle architecture, interior design and related services for the bank’s branches; [and] Agreements obligating the incurring [of] expenses related to the opening of new branches and the renovation of existing ones.” Id. Shortly, thereafter, on March 17, 2022, Republic First filed the SEC’s Form 12b-25 “Notification of Late Filing,” which stated that the Company was “unable to finalize, and therefore file, its Annual Report on Form 10-K for the year ended December 31, 2021 (the ‘Form 10-K’) by the prescribed due date without unreasonable effort or expense as a result of matters disclosed in recent public filings and press releases.”

Board of Directors of Republic First Bancorp, Inc.

October 25, 2022

Page — 2 —

On April 1, 2022 and May 10, 2022, the Company publicly announced “that the Audit Committee of the Company’s board of directors has engaged Wilmer Cutler Pickering Hale and Dorr LLP [(‘WCPHD’)] to advise it and to conduct an independent review concerning related party transactions, certain of the Company’s controls, and any associated financial statement and disclosure implications.”

On August 8, 2022, two of the Former Directors resigned from the Board. In the resignation letter, the Former Directors alleged that “Directors Cohen, Madonna, Jacobs, and Wildstein (the ‘Cohen Directors’) have engaged in conduct that has been judicially described as illegal and oppressive and are intentionally and systematically preventing us from meaningfully participating in Board deliberations and decision-making.” They also claimed that the “Cohen Directors caused their personal counsel, Schulte Roth & Zabel LLP (‘SRZ’), to issue a letter dated March 1, 2022 (the ‘March 1 Letter’) asserting that [the Former Directors ] engaged in self-dealing and that [the Cohen Directors] breached [their] fiduciary duties to the Company’s shareholders” because they knew the allegations in the March 1, 2022 letter were “not based in reality or fact” and that “the issuance of the self-interested March 1 Letter and ensuing March 4 Press Release directly led to a daisy chain of easily foreseeable events that have caused, and continue to cause, the Company and its management team to expend significant resources (financial and otherwise) and have directly harmed the Company and the Bank.”

On August 16, the Company announced in Form 12b-25 and Form 8-K that the “review by [WCPHD] was complete, and the findings are currently being evaluated by the Company’s Audit Committee and management and by the Company’s independent registered public accounting firm in connection with the audit of the Company’s financial statements as of and for the year ended December 31, 2021.” Despite completion of the WCPHD investigation months ago, the Company has failed to provide any additional information regarding WCPHD’s findings or to explain why months have been needed to “evaluate” them.

On October 24, the Company announced in Form 8-K that the “independent review by [WCPHD] concerning related-party transactions, certain of the Company’s internal controls, and any associated financial statement and disclosure implications has been completed and the Company is continuing to work diligently with its independent registered public accounting firm to file the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the ‘Annual Report’) and Quarterly Reports on Forms 10-Q for the periods ended March 31, 2022, and June 30, 2022, in each case including the associated financial statements as soon as possible. The Company has been informed by its independent registered public accounting firm that its audit of the Company’s financial statements as of and for the year ended December 31, 2021 is substantially complete, pending certain approvals from it and the Company’s former independent registered public accounting firm concerning the materiality of certain changes to the related-party disclosure in the notes to the financial statements. These

Board of Directors of Republic First Bancorp, Inc.

October 25, 2022

Page — 3 —

changes to the related-party disclosure are expected to have no impact on the financial results for the year ended December 31, 2021, or for any previous accounting period; and the Company otherwise expects no restatement of reported financial statements for any prior period. Once the auditing firms agree on the changes to that disclosure, the Annual Report is otherwise ready to be filed immediately; however, the issue is largely outside the Company’s control.”

As previously communicated to the Board, the group consisting of the Requesting Shareholder, George E. Norcross III, Gregory B. Braca and the Avery Conner Capital Trust intends to nominate Gregory B. Braca for election to the Board.

The Requesting Shareholder hereby demands the right, pursuant to Section 1508 of the Pennsylvania Business Corporation Law (the “BCL”), during the Company’s usual hours for business no later than November 4, 2022 and continuing thereafter as he may determine is necessary, to inspect, copy and make extracts from, the Company’s share register and its other books and records, including the following information:

(a)    As of the date hereof, a complete record or list of the holders of record of the outstanding shares of the Company’s common stock, par value $0.01 per share, and the holders of record of the outstanding shares of the Company’s preferred stock, par value $0.01 per share (including shares designated as “7.0% Perpetual Non-Cumulative, Convertible Preferred Stock, Series A”) (collectively, the “Capital Stock”), certified by the Company or its transfer agent and registrar, showing in respect of each such holder (A) the name, last known business, residence or mailing address, and telephone number of each such holder; (B) the number of shares of Capital Stock held by each such holder; and (C) the account numbers of each such holder (such record or list, the “Shareholder List”).

(b)    A complete record or list of the participants to whom shares of Capital Stock are attributable under any employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan of the Company in which voting of shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing in respect of each such participant (i) the name, last known business, residence or mailing address, and telephone number of each such holder; (ii) the number of shares of Capital Stock attributable to each such participant in any such plan; and (iii) the name, business address and telephone number of the trustee or administrator of any such plan, and a detailed explanation of the voting treatment not only of shares of Capital Stock for which the trustee or administrator receives instructions from participants, but also shares of Capital Stock for which either they do not receive instructions or shares of Capital Stock which are outstanding in any such plan but are unallocated to any participant.

Board of Directors of Republic First Bancorp, Inc.

October 25, 2022

Page — 4 —

(c)    All transfer journals and daily transfer sheets showing changes in the names, addresses and number of shares of holders of Capital Stock which are in or come into the possession or control of the Company or any of its transfer agents, registrars or proxy solicitors, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominees.

(d)    All information in or which comes into possession or control of the Company or any of its transfer agents, registrars or proxy solicitors, or which can reasonably be obtained from The Depository Trust Company (“DTC”), brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee, concerning the names, addresses and number of shares of Capital Stock held by the participating brokers and banks named in the individual nominee names of Cede & Co., specifically with respect to Cede & Co., the DTC Daily Participant Lists (to be provided electronically daily), or other similar depositories or nominees, including respondent bank lists.

(e)    All information in or that comes into the Company’s possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee, relating to the names of the beneficial owners of Capital Stock pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, including a Non Objecting Beneficial Owners list.

(f)    All stop lists or stop transfer lists relating to any shares of Capital Stock.

(g)    In respect of all information referred to in paragraphs (a) through (f) above, (i) electronic media containing such information, (ii) the computer processing data necessary for the Requesting Shareholder to make use of such information on electronic media, and (iii) a hard copy printout of such information for verification purposes.

(h)    All documentation in the Company’s possession relating to the “independent review” conducted by the Audit Committee, WCPHD or the Company’s public auditors, including, but not limited to all Audit Committee meeting minutes, communications with the Company’s auditors and any written reports provided to the Company.

(i)    All documentation in the Company’s possession concerning the allegations made in the Former Directors’ August 8, 2022 resignation letter.

Board of Directors of Republic First Bancorp, Inc.

October 25, 2022

Page — 5 —

(j)    All documentation in the Company’s possession detailing all professional fees (e.g., fees paid to attorneys, accountants, investigators, consultants and/or banking advisory firms) and costs incurred by the Company in connection with the issues raised in the March 4 press release, the WCPHD investigation, the NASDAQ delisting and any related litigation and/or regulatory proceedings.

(k)    All documentation in the Company’s possession comprising communications with the U.S. Securities & Exchange Commission, the Pennsylvania Department of Banking & Securities, NASDAQ, and any other federal and/or state regulator during the period January 1, 2022 through and including the date of this books and records demand.

(l)    All documentation in the Company’s possession relating to the Board and Compensation Committee decisions regarding the non-renewal and then the revocation of the non-renewal of Mr. Madonna’s employment agreement dated as of March 1, 2021, and any decisions or consideration by the Board or any committee of the Board to revise Mr. Madonna’s employment agreement, including to increase his base salary to $500,000 and any consideration of terminating or revising parachute payments owed under the agreement, particularly in light of the consideration of strategic alternatives.

(m)    All documentation in the Company’s possession comprising communications with the Company’s former independent registered public accounting firm regarding the Company’s financial statements as of and for the year ended December 31, 2021, as discussed in the Company’s October 24, 2022 Form 8-K. (All information and materials referred to in paragraphs (a) through (m), collectively, the “Requested Materials”).

The Requesting Shareholder also reiterates item (h) from the books and records request dated February 16, 2022, as supplemented on March 7, 2022, to which the Company never provided any responsive documents. The Requesting Shareholder demands that all Requested Materials be made available to the Requesting Shareholder or his designees, as of the most recent date available, no later than November 4, 2022.

The purpose of this demand is two-fold. First, it is to enable the Requesting Shareholder (including as part of his group) to communicate with fellow shareholders of the Company on matters relating to their mutual interests as shareholders. Second, it is to determine whether the Company’s Board properly discharged its duties.

Board of Directors of Republic First Bancorp, Inc.

October 25, 2022

Page — 6 —

The Requesting Shareholder has designated and authorized, as his agents to conduct the inspection and copying of the Requested Materials, Ballard Spahr LLP, Sullivan & Cromwell LLP and their respective partners, associates, employees and other persons designated by them, and acting together, singly or in combination. A copy of the power-of-attorney granted to such designees is attached hereto as Exhibit B.

The Requesting Shareholder will bear the reasonable costs incurred by the Company in producing the records requested upon presentment of appropriate documentation of such costs.

Pursuant to Section 1508 of the BCL, the Company, or any officer or agent thereof, is required to reply to this demand within five business days of the date hereof. Accordingly, please advise the Requesting Shareholder’s counsel at Ballard Spahr LLP, Adrian R. King, Jr., Esq., at (215) 864-8622, as promptly as practicable within the requisite timeframe, when and where the Requested Materials will be made available to the Requesting Shareholder or his designees. If you or the Company contend that this demand is incomplete or is otherwise deficient in any respect, please notify the Requesting Shareholder immediately in writing, with a copy to Adrian R. King, Jr., Esq., Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, telephone number (215) 864-8622, facsimile number (215) 864-8999, and email kinga@ballardspahr.com, setting forth the facts or law that you or the Company contend support such position and specifying any additional information believed to be required. In the absence of such prompt notice, the Requesting Shareholder will assume that you and the Company agree that this demand complies in all respects with the requirements of the BCL.

The Requesting Shareholder affirms the foregoing statements to be true under penalty of perjury under the laws of the United States.

Very truly yours,

/s/ Philip A. Norcross
Name:	Philip A. Norcross

cc:	Adrian R. King, Jr., Esq.

M. Norman Goldberger, Esq.

EXHIBIT A

Evidence of Beneficial and Record Ownership

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13D/A

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed

Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 21)*

Republic First Bancorp, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

760416107

(CUSIP Number)

George E. Norcross, III

350 Royal Palm Way, Suite 500

Palm Beach, Florida 33480

(561) 500-4600

With a Copy to:

H. Rodgin Cohen

Mitchell S. Eitel

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

212-558-4000

(Name, address and telephone number of person authorized to receive notices and communications)

October 20, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 760416107	SCHEDULE 13D	Page 2 of 10

1	Names of Reporting Persons George E. Norcross, III
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 674,572
	8	Shared Voting Power 0
	9	Sole Dispositive Power 674,572
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 674,572(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 1.1%(2)
14	Type of Reporting Person (See Instructions) IN

(1)

The Reporting Person is reporting on this Schedule 13D as a member of a “group” with the other Reporting Persons. The group beneficially owns 6,311,618 shares of Common Stock owned by all of the Reporting Persons in the aggregate, representing approximately 9.9% of the outstanding shares of Common Stock. See Item 5.

(2)

For purposes of calculating beneficial ownership percentages in this statement on Schedule 13D, the total number of shares of Common Stock outstanding as of June 15, 2022 is 63,753,722, as reported in the Issuer’s Information Statement, filed with the SEC on June 17, 2022.

CUSIP No. 760416107	SCHEDULE 13D	Page 3 of 10

1	Names of Reporting Persons Avery Conner Capital Trust
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) OO

(3)

4,724,662 shares of Common Stock held by the Avery Conner Capital Trust, of which Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida serve as Trustees and may be deemed to have shared beneficial ownership as Trustees.

CUSIP No. 760416107	SCHEDULE 13D	Page 4 of 10

1	Names of Reporting Persons Philip A. Norcross
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF, OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 450,000
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 450,000
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,174,662(1),(3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 8.1%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 5 of 10

1	Names of Reporting Persons Susan D. Hudson, in her capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 6 of 10

1	Names of Reporting Persons Geoffrey B. Hudson, in his capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 7 of 10

1	Names of Reporting Persons Rose M. Guida, in her capacity as a Trustee
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO See Item 3
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 4,724,662(3)
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 4,724,662(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,724,662(1), (3)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 7.4%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D/A	Page 8 of 10

1	Names of Reporting Persons Gregory B. Braca
2	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3	SEC Use Only
4	Source of Funds (See Instructions) PF
5	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7	Sole Voting Power 462,384
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,384
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,384(1)
12	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented By Amount in Row (11) 0.7%(2)
14	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D/A	Page 9 of 10

This Amendment No. 21 (“Amendment No. 21”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2022, as amended prior to the date of this Amendment No. 21 (the “Original Schedule 13D”) as specifically set forth herein (as so amended, the “Schedule 13D”). Except as provided herein, each Item of the Original Schedule 13D remains unchanged.

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following immediately prior to the last paragraph of this item:

On October 20, 2022, George E. Norcross, III, Gregory B. Braca and Philip A. Norcross submitted a shareholder demand to the Issuer (the “Second Special Committee Demand”) that the Board of the Issuer appoint a special committee of independent, disinterested directors to investigate and, if appropriate, take remedial action for breaches of fiduciary duty, corporate waste, unjust enrichment and other misconduct committed by the current Board and all officers and employees of the Issuer who participated in the misconduct, and to pursue all appropriate claims against all culpable parties for damages suffered by the Issuer as a result of the misconduct of the current officers and directors of the Issuer. The Second Special Committee Demand is attached hereto as Exhibit 7(g) and incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby amended to add the following exhibit:

Exhibit Number	Description

7(g)	Second Special Committee Demand

CUSIP No. 760416107	SCHEDULE 13D/A	Page 10 of 10

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 20, 2022

George E. Norcross, III

By:	/s/ George E. Norcross, III

Avery Conner Capital Trust

By:	/s/ Philip A. Norcross
Name:	Philip A. Norcross
Title:	Trustee

Philip A. Norcross

By:	/s/ Philip A. Norcross

Susan D. Hudson

By:	/s/ Susan D. Hudson

Geoffrey B. Hudson

By:	/s/ Geoffrey B. Hudson

Rose M. Guida

By:	/s/ Rose M. Guida

Gregory B. Braca

By:	/s/ Gregory B. Braca